FORM 5                                                  OMB APPROVAL
[ ]  Check this box if no longer                  OMB Number:   3235-0362
     subject to Section 16.  Form 4               Expires:    September 30, 1998
     or Form 5 obligations may continue.          Estimated average burden hours
[X]  Form 3 Holdings Reported                         per response. . . . .  1.0
[ ]  Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the Securities
                   Exchange Act of 1934, Section 17(a) of the
                 Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

Dhaliwal,                       Kesar                      Singh
--------------------------------------------------------------------------------
(Last)                          (First)                   (Middle)

300 - 15 Wertheim Court
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                                    (Street)

Richmond         Hill,         Ontario               L4B 3H7           Canada
------------------------------------------------------------- ------------------
    (City)                (State)                 (Zip)          (Country)

2.      Issuer Name and Ticker or Trading Symbol    WhatsOnline.com, Inc.
                                                    ---------------------

3.      I.R.S. or Social Security Number of Reporting Person (Voluntary)

4.      Statement for Month/Year   December 1999
                                   -------------

5.      If Amendment, Date of Original (Month/Year)
                                                    ------------------------

6.      Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [X] Director   [ ] 10% Owner   [X] Officer        [ ] Other
                                           President/Chief Executive Officer
                                           ---------------------------------

7.      Individual or Joint/Group Filing (Check applicable line)

        _____  Form Filed by One Reporting PErson

        _____  Form Filed by More than One Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------


                                                                                        Amont of Securities
                                                                                        Beneficially owned           Ownership Form:
                   Transaction    Transaction           Securities Acquired (A)         at the end of Issuer's       Direct (D) or
Title of Security  Date           Code       Amount     or Disposed of (D)      Price   Fiscal Year                  Indirect (I)
-----------------  ----           ----       ------     ------------------      -----   -----------                  ------------
Stock Options      12/1/98        A          2,400,000  A                       $0      2,400,000                    D


*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

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  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                Conversion or
                Exercise
Title of        Price of                                        Number of Derivative
Derivative      Derivative      Transaction     Transaction     Securities Acquired
Security        Secuirty        Date            Code            (A) or Disposed of
--------        --------        ----            ----            ------------------
None


Explanation of Responses:

                                  /s/ Kesar S. Dhaliwal        February 11, 2000
                                  ---------------------        -----------------
                                  ** Signature of Reporting Person     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently